Exhibit 99.1

MGM RESORTS INTERNATIONAL REPORTS SECOND QUARTER 2021

FINANCIAL AND OPERATING RESULTS

•	Historical record Adjusted Property EBITDAR margins across Las Vegas Strip and Regional Operations
•	Historical record Regional Operations Adjusted Property EBITDAR
•

Recent announcements to monetize the Company’s MGP Operating Partnership units and the underlying real estate of CityCenter and MGM Springfield further bolster the Company’s liquidity position and simplify its corporate structure

Las Vegas, Nevada, August 4, 2021 – MGM Resorts International (NYSE: MGM) (“MGM Resorts” or the “Company”) today reported financial results for the quarter ended June 30, 2021.

“We delivered a strong second quarter, driven by robust demand and productivity efforts across our domestic portfolio. Our Las Vegas Strip and Regional Operations Adjusted Property EBITDAR margins reached all-time records and our Regional Operations also delivered an all-time quarterly record in Adjusted Property EBITDAR. Our U.S. sports betting and iGaming venture, BetMGM, continues to outperform as the number two operator nationwide,” said Bill Hornbuckle, Chief Executive Officer and President of MGM Resorts International. “We also recently announced several strategic transactions that furthered our goal of becoming a more streamlined, focused organization with stronger liquidity. We continued to advance that goal today with our announced agreement with VICI and MGM Growth Properties to monetize our MGP Operating Partnership units for $4.4 billion in cash. I’m grateful for the tremendous work that our MGM Resorts teams continue to put into positioning this Company for future growth and success.”

“Our robust liquidity position provides us with significant flexibility as our business continues to improve and stabilize. As such, we have returned capital to shareholders through share repurchases during the second quarter and expect to remain programmatic in our approach through the rest of the year,” said Jonathan Halkyard, Chief Financial Officer and Treasurer of MGM Resorts. “As we navigate future uses of our capital, we will remain disciplined in maintaining a strong balance sheet, pursuing targeted growth opportunities and returning cash to shareholders.”

Second Quarter 2021 Financial Highlights:

Consolidated Results

•

Consolidated net revenues of $2.3 billion, an increase of 683% compared to the prior year quarter. While the current quarter benefited from the easing of operational and capacity restrictions and an increase in travel, the prior year quarter was negatively affected by temporary closures at our properties due to the COVID-19 pandemic;

•	Consolidated operating income was $264 million compared to consolidated operating loss of $1.0 billion in the prior year quarter;

•	Net income attributable to MGM Resorts of $105 million compared to net loss attributable to MGM Resorts of $857 million in the prior year quarter;
•	Diluted earnings per share of $0.14 in the current quarter compared to diluted loss per share of $1.67 in the prior year quarter;
•	Adjusted diluted earnings per share (“Adjusted EPS”)(1) was a loss per share of $0.13 in the current quarter compared to an Adjusted EPS loss per share of $1.52 in the prior year quarter; and
•	Consolidated Adjusted EBITDAR(2) of $617 million in the current quarter.

Financial Position & Liquidity

•	Cash and cash equivalents balance as of June 30, 2021 was $5.6 billion, which included $298 million at the MGP Operating Partnership and $331 million at MGM China;
•

Total liquidity at June 30, 2021 was $9.9 billion, which included $1.6 billion at the MGP Operating Partnership and $1.8 billion at MGM China, which was comprised of cash and cash equivalents and capacity under the revolving credit facilities at the Company, MGP Operating Partnership and MGM China; and

•	At June 30, 2021, principal amount of indebtedness was $12.7 billion, including $4.2 billion at the MGP Operating Partnership and $3.0 billion at MGM China.

Las Vegas Strip Resorts

•

Net revenues of $1.0 billion, an increase of 566% compared to the prior year quarter and a decrease of 31% compared to the second quarter of 2019. While the current quarter benefited from the easing of operational and capacity restrictions and an increase in travel, the prior year quarter was negatively affected by temporary property closures;

•	Table Games Hold Adjusted Las Vegas Strip Resorts Net Revenues(3) of $1 billion, an increase of 613% compared to the prior year quarter and a decrease of 32% compared to the second quarter of 2019;
•	Adjusted Property EBITDAR(2) of $397 million compared to a loss of $104 million in the prior year quarter, and a decrease of 5% compared to the second quarter of 2019;
•

Adjusted Property EBITDAR margin(2) of 39.5% in the current quarter, an increase of 1,097 basis points compared to the second quarter of 2019 due primarily to realized benefits of the Company’s cost savings initiatives; and

•

Table Games Hold Adjusted Las Vegas Strip Resorts Adjusted Property EBITDAR(2) of $403 million compared to a loss of $112 million in the prior year quarter, and a decrease of 6% compared to the second quarter of 2019.

Regional Operations

•

Net revenues of $856 million, an increase of 859% compared to the prior year quarter and a decrease of 6% compared to the second quarter of 2019. While the current quarter benefited from the easing of operational and capacity restrictions and an increase in travel, the prior year quarter was negatively affected by temporary property closures;

•	Adjusted Property EBITDAR of $318 million compared to a loss of $112 million in the prior year quarter, and an increase of 22% compared to the second quarter of 2019; and
•

Adjusted Property EBITDAR margin of 37% in the current quarter, an increase of 855 basis points compared to the second quarter of 2019 due primarily to realized benefits of the Company’s costs savings initiatives.

MGM China

•

Net revenues of $311 million, an increase of 836% compared to the prior year quarter and a decrease of 56% compared to the second quarter of 2019. The prior year quarter was more significantly impacted by travel and entry restrictions in Macau as well as other operational restrictions related to the pandemic than in the current quarter;

•	VIP Table Games Hold Adjusted MGM China Net Revenues(3) of $317 million, an increase of 895% compared to the prior year quarter and a decrease of 57% compared to the second quarter of 2019;
•	Adjusted Property EBITDAR of $9 million compared to a loss of $116 million in the prior year quarter, and a decrease of 95% compared to the second quarter of 2019; and
•

VIP Table Games Hold Adjusted MGM China Adjusted Property EBITDAR(2) of $13 million compared to a loss of $118 million in the prior year quarter, and a decrease of 93% compared to the second quarter of 2019.

Recent Developments

In August 2021, the Company entered into an agreement with VICI Properties, Inc. (“VICI”) and MGP whereby VICI will acquire MGP.  Pursuant to the agreement, MGP Class A shareholders will receive 1.366x shares of newly issued VICI stock in exchange for each Class A share of MGP.  The fixed exchange ratio represents an agreed upon price of $43 per share of MGP Class A share to the five-day volume weighted average price of VICI stock as of the close of business on July 30, 2021. A majority of the Company’s Operating Partnership units will be redeemed for $43 per unit, for cash consideration of approximately $4.4 billion, and the Company will retain an approximate $370 million ownership interest in the VICI operating partnership. As part of the transaction, the Company will enter into an amended and restated master lease with VICI.  The new master lease will have an initial term of 25 years, with three ten-year renewals, and initial annual rent of $860 million, escalating at a rate of 2.0% per annum for the first 10 years and thereafter at the greater of 2.0% per annum or the consumer price index, subject to a 3.0% cap.  The other terms are largely consistent with the existing master lease.  The transaction is expected to close in the first half of 2022, subject to regulatory approvals and approval by VICI stockholders.

In June 2021, the Company entered into an agreement pursuant to which the Company will purchase the 50% ownership interest in CityCenter held by Infinity World Development Corp for cash consideration of $2.125 billion. The transaction is expected to close in the third quarter of 2021, subject to certain closing conditions. Upon close of the transaction, the Company will own 100% of CityCenter and, accordingly, will consolidate CityCenter in its financial statements. The Company also entered into an agreement pursuant to which a fund managed by Blackstone Group Inc. will acquire the real estate assets of Aria and Vdara from the Company for cash consideration of $3.89 billion and lease it back to a subsidiary of the Company pursuant to a lease agreement. The Aria and Vdara lease will have an initial term of 30 years and initial annual base cash rent of $215 million. The transaction is expected to close in the third quarter of 2021, subject to certain closing conditions, which include the requisite closing of the equity interest purchase of CityCenter, discussed above.

In May 2021, the Company entered into an agreement with MGP whereby MGP will acquire the real estate assets of MGM Springfield from the Company for $400 million of cash consideration. MGM Springfield will be added to the master lease between the Company and MGP. Following the closing of the transaction, the annual rent payment to MGP will increase by $30 million. The transaction is expected to close in the fourth quarter of 2021, upon receipt of interim regulatory approvals from the Massachusetts Gaming Commission and the satisfaction of other customary closing conditions.

Adjusted Diluted Earnings Per Share

The following table reconciles diluted earnings (loss) per share (“EPS”) to Adjusted EPS (approximate EPS impact shown, per share; positive adjustments represent charges to income):

Three Months Ended June 30,	2021	2020
Diluted earnings (loss) per share	$0.14	$(1.67)
Property transactions, net	(0.06)	0.05
October 1 litigation settlement	—	0.10
Restructuring	—	0.04
Non-operating items:
Gain related to equity instrument	(0.17)	—
Change in fair value of MGP swaps	0.01	—
Unconsolidated affiliate items:
Gain related to sale of Harmon land	(0.10)	—
Income tax impact on net income adjustments (1)	0.05	(0.04)
Adjusted diluted loss per share	$(0.13)	$(1.52)

(1)	The income tax impact includes current and deferred income tax expense based upon the nature of the adjustment and the jurisdiction in which it occurs.

Las Vegas Strip Resorts

Casino revenue was $353 million for the second quarter of 2021 compared to $63 million in the prior year quarter, an increase of 461%, due primarily to the impact of COVID-19 in the prior year period.

The following table shows key gaming statistics for Las Vegas Strip Resorts:

Three Months Ended June 30,	2021	2020
	(Dollars in millions)
Table Games Drop	$777	$149
Table Games Win	$173	$48
Table Games Win %	22.3%	32.5%
Slots Handle	$3,641	$524
Slots Win	$351	$49
Slots Win %	9.6%	9.3%

Rooms revenue was $299 million for the second quarter of 2021 compared to $26 million in the prior year quarter, an increase of 1,044% due primarily to an increase in REVPAR(4) as a result of increased occupancy at our properties due to the easing of capacity restrictions and increased travel in the current quarter.

The following table shows key hotel statistics for Las Vegas Strip Resorts:

Three Months Ended June 30,	2021	2020
Occupancy %(1)	77%	43%
Average Daily Rate (ADR)	$149	$154
Revenue per Available Room (REVPAR)(1)	$115	$66

(1)	Rooms that were out of service during the three months ended June 30, 2020 due to the COVID-19 pandemic were excluded from the available room count when calculating hotel occupancy and REVPAR.

Regional Operations

Casino revenue was $708 million compared to $77 million in the prior year quarter, an increase of 817% due primarily to the impact of COVID-19 in the prior year period.

The following table shows key gaming statistics for Regional Operations:

Three Months Ended June 30,	2021	2020
	(Dollars in millions)
Table Games Drop	$972	$58
Table Games Win	$203	$13
Table Games Win %	20.9%	21.9%
Slots Handle	$6,514	$485
Slots Win	$622	$48
Slots Win %	9.6%	10.0%

MGM China

Key second quarter results for MGM China include:

•	Net revenues of $311 million, an increase of 836% compared to the prior year quarter and a decrease of 56% compared to the second quarter of 2019;
•	Main floor table games win of $252 million compared to $12 million, an increase of 2,093% compared to the prior year quarter;
•	VIP table games win of $71 million compared to $12 million, an increase of 505% compared to the prior year quarter; and
•

Adjusted Property EBITDAR of $9 million compared to a loss of $116 million in the prior year quarter. License fee expense was $5 million in the current quarter and $1 million in the prior year quarter.

The following table shows key gaming statistics for MGM China:

Three Months Ended June 30,	2021	2020
	(Dollars in millions)
VIP Table Games Turnover	$2,590	$450
VIP Table Games Win	$71	$12
VIP Table Games Win %	2.7%	2.6%
Main Floor Table Games Drop	$1,258	$66
Main floor Table Games Win	$252	$12
Main Floor Table Games Win %	20.1%	17.5%

Corporate Expense

Corporate expense, including share-based compensation for corporate employees, decreased to $97 million in the second quarter of 2021, from $143 million in the prior year quarter. The current quarter included $6 million in transaction costs, while the prior year quarter included $49 million in October 1 litigation settlement expense, $5 million in restructuring costs, and $9 million in corporate initiative costs.

Unconsolidated Affiliates

The following table summarizes information related to the Company’s share of operating income (loss) from unconsolidated affiliates:

Three Months Ended June 30,	2021	2020
	(In thousands)
CityCenter	$90,212	$(39,113)
MGP BREIT Venture	38,954	38,861
BetMGM	(45,979)	(5,241)
Other	151	(2,860)
	$83,338	$(8,353)

On June 8, 2021, CityCenter Holdings, LLC (“CityCenter”) closed the sale of its Harmon land for $80 million on which it recorded a $30 million gain. MGM Resorts recorded a $50 million gain, which included $15 million representing its 50% share of the gain recorded by CityCenter and $35 million representing the reversal of certain basis differences.

For the three months ended June 30, 2021, CityCenter’s net income was $79 million and Adjusted EBITDA(5)  was $120 million compared to net loss of $112 million and Adjusted EBITDA loss of $37 million in the prior year quarter. While the current quarter benefited from the easing of operational and capacity restrictions and an increase in travel, the prior year quarter was negatively affected by temporary property closures.

MGM Growth Properties

During the second quarter of 2021, the Company made rent payments to MGM Growth Properties Operating Partnership LP (“MGP Operating Partnership”) in the amount of $211 million and received distributions of $55 million from the MGP Operating Partnership. In June 2021, the Board of Directors of MGM Growth Properties LLC (“MGP”) approved a quarterly dividend of $0.5150 per Class A share which represents a dividend of $2.06 per share on an annualized basis totaling $81 million, which was paid on July 15, 2021 to holders of record on June 30, 2021. The Company concurrently received a $57 million distribution attributable to its ownership of MGP Operating Partnership units.

MGM Resorts Dividend and Share Repurchases

On August 4, 2021, the Company’s Board of Directors approved a quarterly dividend of $0.0025 per share. The dividend will be payable on September 15, 2021 to holders of record on September 10, 2021.

During the second quarter of 2021, the Company repurchased approximately 5.6 million shares of its common stock at an average price of $39.48 per share for an aggregate amount of $220 million, pursuant to the February 2020 $3.0 billion stock repurchase plan. The remaining availability under the February 2020 $3.0 billion stock repurchase program was $2.7 billion as of June 30, 2021. All shares repurchased under the Company’s program have been retired.

Conference Call Details

MGM Resorts will host a conference call at 5:00 p.m. Eastern Time today, which will include a brief discussion of the results followed by a question and answer session. In addition, supplemental slides will be posted prior to the start of the call on MGM's Investor Relations website at http://investors.mgmresorts.com.

The call will be accessible via the Internet through https://investors.mgmresorts.com/investors/events-and-presentations/ or by calling 1-888-317-6003 for domestic callers and 1-412-317-6061 for international callers. The conference call access code is 9674546.

A replay of the call will be available through August 11, 2021. The replay may be accessed by dialing 1-877-344-7529 or 1-412-317-0088. The replay access code is 10157792. The call will be archived at https://investors.mgmresorts.com.

1.“Adjusted EPS” is diluted earnings or loss per share adjusted to exclude preopening and start-up expenses, property transactions, net, gain on REIT transactions, net, October 1 litigation settlement, restructuring costs (which represents costs related to severance, accelerated stock compensation expense, and consulting fees directly related to the operating model component of the MGM 2020 plan), gain related to equity instrument, foreign currency gain or loss related to MGM China’s U.S. dollar-denominated debt, mark-to-market adjustments related to MGP’s unhedged interest rate swaps, gain related to CityCenter’s sale of Harmon land recorded within income from unconsolidated affiliates, and mark-to-market adjustments related to CityCenter’s unhedged interest rate swaps recorded within non-operating items from unconsolidated affiliates.

Adjusted EPS is a non-GAAP measure and is presented solely as a supplemental disclosure to reported GAAP measures because management believes this measure is useful in providing period-to-period comparisons of the results of the Company’s continuing operations to assist investors in reviewing the Company’s operating performance over time. Management believes that while certain items excluded from Adjusted EPS may be recurring in nature and should not be disregarded in evaluating the Company’s earnings performance, it is useful to exclude such items when comparing current performance to prior periods because these items can vary significantly depending on specific underlying transactions or events. Also, management believes certain excluded items, such as restructuring costs and items further discussed in footnote 2 below, may not relate specifically to current operating trends or be indicative of future results. Adjusted EPS should not be construed as an alternative to GAAP earnings per share as an indicator of the Company’s performance. In addition, Adjusted EPS may not be defined in the same manner by all companies and, as a result, may not be comparable to similarly titled non-GAAP financial measures of other companies. A reconciliation of Adjusted EPS to diluted earnings per share can be found under “Adjusted Diluted Earnings Per Share” included in this release.

2.“Adjusted EBITDAR” is earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening and start-up expenses, gain on REIT transactions, net, CEO transition expense, October 1 litigation settlement, restructuring costs (which represents costs related to severance, accelerated stock compensation expense, and consulting fees directly related to the operating model component of the MGM 2020 plan), gain related to CityCenter’s sale of Harmon land recorded within income from unconsolidated affiliates, rent expense associated with triple net operating and ground leases, income from unconsolidated affiliates related to investments in real estate ventures, and property transactions, net.

“Adjusted Property EBITDAR” is the Company’s reportable segment GAAP measure, which management utilizes as the primary profit measure for its reportable segments and underlying operating segments. Adjusted Property EBITDAR is a measure defined as earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening and start-up expenses, gain on REIT transactions, net, restructuring costs (which represents costs related to severance, accelerated stock compensation expense, and consulting fees directly related to the operating model component of the MGM 2020 plan), rent expense associated with triple net operating and ground leases, income from unconsolidated affiliates related to investments in real estate ventures, property transactions, net, and also excludes corporate expense and stock compensation expense, which are not allocated to each operating segment, and rent expense related to the master lease with MGM Growth Properties that eliminates in consolidation. The Company manages capital allocation, tax planning, stock compensation, and financing decisions at the corporate level. “Adjusted Property EBITDAR margin” is Adjusted Property EBITDAR divided by related segment net revenues.

“Table Games Hold Adjusted Las Vegas Strip Resorts Adjusted Property EBITDAR” and “VIP Table Games Hold Adjusted MGM China Adjusted Property EBITDAR” are supplemental non-GAAP financial measures, that, in addition to the reasons described above for the presentation of Adjusted Property EBITDAR, are presented to adjust for the impact of certain variances in table games and VIP table games’ win percentages compared to the mid-point of the expected ranges. Table Games Hold Adjusted Las Vegas Strip Resorts Adjusted Property EBITDAR is calculated by applying a win percentage of 30.0% for Baccarat and 21.0% for non-Baccarat games to the respective table games drops for the quarter, which represents the mid-point of the expected ranges of 25.0% to 35.0% for Baccarat and 19.0% to 23.0% for non-Baccarat at the Las Vegas Strip Resorts properties. VIP Table Games Hold Adjusted MGM China Adjusted Property EBITDAR is based on applying a VIP Rolling Chip win percentage of 2.95% to the VIP Rolling Chip volume, which represents the mid-point of the expected normal range of 2.6% to 3.3% for MGM China. Table Games Hold Adjusted Las Vegas Strip Resorts Adjusted Property EBITDAR and VIP Table Games Hold Adjusted MGM China Adjusted Property EBITDAR are also adjusted for the gaming taxes, VIP commissions, bad debt expense, discounts and other incentives that would have been incurred or avoided when applying the win percentages noted above to the respective gaming volumes.

Adjusted EBITDAR information is a valuation metric, should not be used as an operating metric, and is presented solely as a supplemental disclosure to reported GAAP measures because management believes this measure is widely used by analysts, lenders, financial institutions, and investors as a principal basis for the valuation of gaming companies. Management believes that while items excluded from Adjusted EBITDAR may be recurring in nature and should not be disregarded in evaluation of the Company’s earnings performance, it is useful to exclude such items when analyzing current results and trends. Also, management believes excluded items may not relate specifically to current trends or be indicative of future results. For example, preopening and start-up expenses will be significantly different in periods when the Company is developing and constructing a major expansion project and will depend on where the current period lies within the development cycle, as well as the size and scope of the project(s). Property transactions, net includes normal recurring disposals, gains and losses on sales of assets related to specific assets within the Company’s resorts, but also includes gains or losses on sales of an entire operating resort or a group of resorts and impairment charges on entire asset groups or investments in unconsolidated affiliates, which may not be comparable period over period. In addition, management excludes rent expense associated with triple net operating leases and ground leases. Management believes excluding rent expense associated with triple net operating leases and ground leases provides useful information to analysts, lenders, financial institutions, and investors when valuing the Company, as well as comparing the Company’s results to other gaming companies, without regard to differences in capital structure and leasing arrangements since the operations of other gaming companies may or may not include triple net operating leases or ground leases. However, as discussed herein, Adjusted EBITDAR should not be viewed as a measure of overall operating performance, considered in isolation, or as an alternative to net income, because this measure is not presented on a GAAP basis and excludes certain expenses, including the rent expense associated with the Company’s triple net operating and ground leases, and are provided for the limited purposes discussed herein.

Adjusted EBITDAR, Table Games Hold Adjusted Las Vegas Strip Resorts Adjusted Property EBITDAR and VIP Table Games Hold Adjusted MGM China Adjusted Property EBITDAR should not be construed as alternatives to operating income or net income, as indicators of the Company’s performance; or as alternatives to cash flows from operating activities, as measures of liquidity; or as any other measure determined in accordance with generally accepted accounting principles. The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes, real estate triple net lease and ground lease payments, and debt principal repayments, which are not reflected in Adjusted EBITDAR, Table Games Hold Adjusted Las Vegas Strip Resorts Adjusted Property EBITDAR, or VIP Table Games Hold Adjusted MGM China Adjusted Property EBITDAR. Also, other companies in the gaming and hospitality industries that report Adjusted EBITDAR, Table Games Hold Adjusted Las Vegas Strip Resorts Adjusted Property EBITDAR, or VIP Table Games Hold Adjusted MGM China Adjusted Property EBITDAR information may calculate Adjusted EBITDAR, Table Games Hold Adjusted Las Vegas Strip Resorts Adjusted Property EBITDAR, or VIP Table Games Hold Adjusted MGM China Adjusted Property EBITDAR in a different manner and such differences may be material.

A reconciliation of GAAP net income (loss) to Adjusted EBITDAR is included in the financial schedules in this release.

3.“Table Games Hold Adjusted Las Vegas Strip Resorts Net Revenues” and “VIP Table Games Hold Adjusted MGM China Net Revenues” are additional supplemental non-GAAP financial measures that are presented to adjust Las Vegas Strip Resorts net revenues and MGM China net revenues for the impact of certain variances in table games and VIP table games’ win percentages compared to the mid-point of the expected ranges, as described in footnote 2 above. Table Games Hold Adjusted Las Vegas Strip Resorts Net Revenues and VIP Table Games Hold Adjusted MGM China Net Revenues are also adjusted for the VIP commissions, discounts and other incentives that would have been incurred or avoided when applying the win percentages noted in footnote 2 above to the respective gaming volumes. Management believes Table Games Hold Adjusted Las Vegas Strip Resorts Net Revenues and VIP Table Games Hold Adjusted MGM China Net Revenues present consistent measures in providing period-to-period comparisons and are useful measures in assisting investors evaluating the Company’s operating performance. Table Games Hold Adjusted Las Vegas Strip Resorts Net Revenues and VIP Table Games Hold Adjusted MGM China Net Revenues should not be construed as alternatives to GAAP net revenues, as indicators of the Company’s performance, or as any other measure determined in accordance with generally accepted accounting principles. Reconciliations of GAAP net revenues to Table Games Hold Adjusted Las Vegas Strip Resorts Net Revenues and VIP Table Games Hold Adjusted MGM China Net Revenues are included in the financial schedules in this release.

4.REVPAR is hotel revenue per available room.

5.CityCenter non-GAAP Measure

“Adjusted EBITDA” is earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening and start-up expenses, restructuring costs (which represents costs related to severance, accelerated stock compensation expense, and consulting fees directly related to the operating model component of the MGM 2020 plan) and property transactions, net. Management utilizes Adjusted EBITDA as the primary profit measure for CityCenter. Adjusted EBITDA is a non-GAAP measure and is presented solely as a supplemental disclosure to reported GAAP measures. Management believes that while certain items excluded from Adjusted EBITDA may be recurring in nature and should not be disregarded in evaluating CityCenter’s earnings performance, it is useful to exclude such items when comparing current performance to prior periods because these items can vary significantly depending on specific underlying transactions or events. Also, management believes certain excluded items, such as restructuring costs and items further discussed above, may not relate specifically to current operating trends or be indicative of future results. Adjusted EBITDA should not be construed as alternatives to operating income or net income, as indicators of CityCenter’s performance; or as alternatives to cash flows from operating activities, as a measure of liquidity; or as any other measure determined in accordance with generally accepted accounting principles. A reconciliation of GAAP net income (loss) to Adjusted EBITDA is included in the financial schedules in this release.

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About MGM Resorts International

MGM Resorts International (NYSE: MGM) is an S&P 500® global entertainment company with national and international locations featuring best-in-class hotels and casinos, state-of-the-art meetings and conference spaces, incredible live and theatrical entertainment experiences, and an extensive array of restaurant, nightlife and retail offerings. MGM Resorts creates immersive, iconic experiences through its suite of Las Vegas-inspired brands. The MGM Resorts portfolio encompasses 31 unique hotel and gaming destinations globally, including some of the most recognizable resort brands in the industry. The Company's 50/50 venture, BetMGM, LLC, offers U.S. sports betting and online gaming through market-leading brands, including BetMGM and partypoker. The Company is currently pursuing targeted expansion in Asia through the integrated resort opportunity in Japan. Through its “Focused on What Matters: Embracing Humanity and Protecting the Planet” philosophy, MGM Resorts commits to creating a more sustainable future, while striving to make a bigger difference in the lives of its employees, guests, and in the communities where it operates. The global employees of MGM Resorts are proud of their company for being recognized as one of FORTUNE® Magazine's World's Most Admired Companies®. For more information, please visit us at www.mgmresorts.com. Please also connect with us @MGMResortsIntl on Twitter as well as Facebook and Instagram.

Statements in this release that are not historical facts are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and involve risks and/or uncertainties, including those described in the Company's public filings with the Securities and Exchange Commission. The Company has based forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, the Company’s expectations regarding the closing of its recently announced transactions and any benefits expected to be received from such transactions, future results, including the continued impact of COVID-19 on its results of operations and the duration of such impact, expectations regarding the benefits to be achieved from the changes to the Company’s operating model (including any projected cost savings), expectations regarding the Company’s liquidity position, the Company’s ability to execute on its strategic plans, including the development of an integrated resort in Japan and positioning BetMGM as a leader in sports betting and iGaming, and the Company’s ability to return capital to shareholders (including the timing and amount of any share repurchases or dividends). These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include the continued impact of the COVID-19 pandemic on the Company’s business, the effects of economic conditions and market conditions in the markets in which the Company operates and competition with other destination travel locations throughout the United States and the world, the design, timing and costs of expansion projects, risks relating to international operations, permits, licenses, financings, approvals and other contingencies in connection with growth in new or existing jurisdictions and additional risks and uncertainties described in the Company’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise, except as required by law. If the Company updates one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those other forward-looking statements.

MGM RESORTS CONTACTS:

Investment Community
CATHERINE PARK
Executive Director of Investor Relations
(702) 693-8711 or cpark@mgmresorts.com

News Media
BRIAN AHERN
Director of Communications
media@mgmresorts.com

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2021	2020	2021	2020
Revenues:
Casino	$1,336,124	$163,649	$2,434,757	$1,217,675
Rooms	365,028	31,623	563,447	465,574
Food and beverage	302,666	29,771	460,078	426,480
Entertainment, retail and other	189,011	48,569	324,233	318,514
Reimbursed costs	75,133	16,197	133,194	114,383
	2,267,962	289,809	3,915,709	2,542,626
Expenses:
Casino	616,903	200,393	1,168,808	829,063
Rooms	137,287	41,251	241,500	213,860
Food and beverage	214,159	60,306	349,386	399,942
Entertainment, retail and other	102,170	56,223	180,551	255,286
Reimbursed costs	75,133	16,197	133,194	114,383
General and administrative	590,209	473,564	1,136,616	1,047,870
Corporate expense	96,870	142,578	174,907	286,386
Preopening and start-up expenses	90	(82)	95	40
Property transactions, net	(28,906)	26,349	(2,835)	81,324
Gain on REIT transactions, net	—	—	—	(1,491,945)
Depreciation and amortization	283,625	299,206	574,176	617,496
	2,087,540	1,315,985	3,956,398	2,353,705
Income (loss) from unconsolidated affiliates	83,338	(8,353)	57,759	27,395
Operating income (loss)	263,760	(1,034,529)	17,070	216,316

Non-operating income (expense):
Interest expense, net of amounts capitalized	(202,772)	(156,756)	(398,067)	(313,893)
Non-operating items from unconsolidated affiliates	(23,216)	(23,761)	(44,052)	(56,382)
Other, net	87,358	8,321	119,543	(115,943)
	(138,630)	(172,196)	(322,576)	(486,218)

Income (loss) before income taxes	125,130	(1,206,725)	(305,506)	(269,902)
Benefit (provision) for income taxes	(34,826)	270,238	59,872	7,934
Net income (loss)	90,304	(936,487)	(245,634)	(261,968)
Less: Net loss attributable to noncontrolling interests	14,449	79,230	18,558	211,580
Net income (loss) attributable to MGM Resorts International	$104,753	$(857,257)	$(227,076)	$(50,388)
Earnings (loss) per share:
Basic	$0.14	$(1.67)	$(0.56)	$(0.02)
Diluted	$0.14	$(1.67)	$(0.56)	$(0.02)

Weighted average common shares outstanding:
Basic	489,459	493,456	491,785	494,434
Diluted	495,302	493,456	491,785	494,434

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	June 30,	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$5,626,232	$5,101,637
Accounts receivable, net	430,841	316,502
Inventories	79,019	88,323
Income tax receivable	226,193	243,415
Prepaid expenses and other	212,258	200,782
Total current assets	6,574,543	5,950,659

Property and equipment, net	14,344,684	14,632,091

Other assets:
Investments in and advances to unconsolidated affiliates	1,484,717	1,447,043
Goodwill	2,089,212	2,091,278
Other intangible assets, net	3,545,815	3,643,748
Operating lease right-of-use assets, net	8,208,972	8,286,694
Other long-term assets, net	528,435	443,421
Total other assets	15,857,151	15,912,184
	$36,776,378	$36,494,934

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$210,654	$142,523
Construction payable	21,740	30,149
Accrued interest on long-term debt	161,568	138,832
Other accrued liabilities	1,642,409	1,545,079
Total current liabilities	2,036,371	1,856,583

Deferred income taxes, net	2,170,945	2,153,016
Long-term debt, net	12,574,939	12,376,684
Other long-term obligations	375,615	472,084
Operating lease liabilities	8,403,862	8,390,117
Redeemable noncontrolling interests	110,524	66,542
Stockholders' equity:
Common stock, $.01 par value: authorized 1,000,000,000 shares, issued and outstanding 486,529,984 and 494,317,865 shares	4,865	4,943
Capital in excess of par value	3,335,015	3,439,453
Retained earnings	2,861,474	3,091,007
Accumulated other comprehensive loss	(21,173)	(30,677)
Total MGM Resorts International stockholders' equity	6,180,181	6,504,726
Noncontrolling interests	4,923,941	4,675,182
Total stockholders' equity	11,104,122	11,179,908
	$36,776,378	$36,494,934

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

SUPPLEMENTAL DATA – NET REVENUES

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2021	2020	2021	2020
Las Vegas Strip Resorts	$1,004,568	$150,811	$1,549,532	$1,284,617
Regional Operations	856,282	89,264	1,567,633	814,924
MGM China	310,631	33,198	606,985	305,085
Management and other operations	96,481	16,536	191,559	138,000
	$2,267,962	$289,809	$3,915,709	$2,542,626

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

SUPPLEMENTAL DATA – ADJUSTED PROPERTY EBITDAR AND ADJUSTED EBITDAR

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2021	2020	2021	2020
Las Vegas Strip Resorts	$396,805	$(104,447)	$504,924	$163,152
Regional Operations	318,348	(112,085)	560,330	39,635
MGM China	8,581	(116,288)	13,356	(138,278)
Unconsolidated affiliates (1)	(8,082)	(49,302)	(75,333)	(37,068)
Management and other operations	1,880	(15,984)	15,466	(22,846)
Stock compensation	(10,509)	(14,735)	(26,538)	(31,666)
Corporate	(90,266)	(79,321)	(157,563)	(169,999)
	$616,757		$834,642

(1)

Represents the Company's share of operating income (loss) excluding investments in real estate ventures, adjusted for the effect of certain basis differences and excluding impact of gain on sale of Harmon land.

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO MGM RESORTS INTERNATIONAL TO ADJUSTED EBITDAR

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2021	2020	2021	2020
Net income (loss) attributable to MGM Resorts International	$104,753	$(857,257)	$(227,076)	$(50,388)
Plus: Net loss attributable to noncontrolling interests	(14,449)	(79,230)	(18,558)	(211,580)
Net income (loss)	90,304	(936,487)	(245,634)	(261,968)
(Benefit) provision for income taxes	34,826	(270,238)	(59,872)	(7,934)
Income (loss) before income taxes	125,130	(1,206,725)	(305,506)	(269,902)
Non-operating (income) expense:
Interest expense, net of amounts capitalized	202,772	156,756	398,067	313,893
Other, net	(64,142)	15,440	(75,491)	172,325
	138,630	172,196	322,576	486,218
Operating income (loss)	263,760	(1,034,529)	17,070	216,316
Preopening and start-up expenses	90	(82)	95	40
Property transactions, net	(28,906)	26,349	(2,835)	81,324
Gain on REIT transactions, net	—	—	—	(1,491,945)
Depreciation and amortization	283,625	299,206	574,176	617,496
CEO transition expense	—	—	—	44,401
October 1 litigation settlement	—	49,000	—	49,000
Restructuring	—	19,882	—	19,882
Triple net operating lease and ground lease rent expense	189,609	189,567	379,229	331,485
Gain related to sale of Harmon land - unconsolidated affiliate	(49,755)	—	(49,755)	—
Income from unconsolidated affiliates related to real estate ventures	(41,666)	(41,555)	(83,338)	(65,069)
Adjusted EBITDAR	$616,757		$834,642

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

RECONCILIATIONS OF LAS VEGAS STRIP RESORTS NET REVENUES AND LAS VEGAS STRIP RESORTS ADJUSTED PROPERTY EBITDAR TO TABLE GAMES HOLD ADJUSTED LAS VEGAS STRIP RESORTS NET REVENUES AND TABLE GAMES HOLD ADJUSTED LAS VEGAS STRIP RESORTS ADJUSTED PROPERTY EBITDAR

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2021	2020	2021	2020
Las Vegas Strip Resorts net revenues	$1,004,568	$150,811	$1,549,532	$1,284,617
Hold adjustment (1)	6,985	(9,015)	5,914	(2,289)
Table Games Hold Adjusted Las Vegas Strip Resorts Net Revenues	$1,011,553	$141,796	$1,555,446	$1,282,328

Las Vegas Strip Resorts Adjusted Property EBITDAR	$396,805	$(104,447)	$504,924	$163,152
Hold adjustment (2)	5,967	(7,722)	5,022	(2,024)
Table Games Hold Adjusted Las Vegas Strip Resorts Adjusted Property EBITDAR	$402,772	$(112,169)	$509,946	$161,128

(1)

For the Las Vegas Strip Resorts, hold adjustment represents the estimated incremental table games win or loss had the Company’s win percentage equaled the mid-point of the expected normal range of 25.0% to 35.0% for Baccarat and 19.0% to 23.0% for non-Baccarat. Amounts include estimated discounts and other incentives related to increases or decreases in table games win.

(2)	These amounts include estimated incremental expenses (gaming taxes and bad debt expense) that would have been incurred or avoided on the incremental table games win or loss calculated in (1) above.

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

RECONCILIATIONS OF MGM CHINA NET REVENUES AND MGM CHINA ADJUSTED PROPERTY EBITDAR TO VIP TABLE GAMES HOLD ADJUSTED MGM CHINA NET REVENUES AND VIP TABLE GAMES HOLD ADJUSTED MGM CHINA ADJUSTED PROPERTY EBITDAR

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2021	2020	2021	2020
MGM China net revenues	$310,631	$33,198	$606,985	$305,085
Hold adjustment (3)	6,470	(1,341)	3,729	1,561
VIP Table Games Hold Adjusted MGM China Net Revenues	$317,101	$31,857	$610,714	$306,646

MGM China Adjusted Property EBITDAR	$8,581	$(116,288)	$13,356	$(138,278)
Hold adjustment (4)	4,188	(1,778)	4,480	3,498
VIP Table Games Hold Adjusted MGM China Adjusted Property EBITDAR	$12,769	$(118,066)	$17,836	$(134,780)

(3)

For MGM China, hold adjustment represents the estimated incremental VIP table games win or loss related to VIP Rolling Chip volume play had the Company’s win percentage equaled the mid-point of the expected normal range of 2.6% to 3.3%. Amounts include estimated commissions and other incentives related to increases or decreases in VIP table games win.

(4)

These amounts include estimated incremental expenses (gaming taxes and bad debt expense) that would have been incurred or avoided on the incremental VIP table games win or loss calculated in (3) above.

CITYCENTER HOLDINGS, LLC

SUPPLEMENTAL DATA - NET REVENUES AND ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2021	2020	2021	2020
Net revenues	$259,482	$3,185	$393,569	$268,316
Adjusted EBITDA	$119,948	$(37,442)	$153,193	$41,130

CITYCENTER HOLDINGS, LLC

SUPPLEMENTAL DATA - HOTEL STATISTICS

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2021	2020	2021	2020
Occupancy %	77.9%	N/A	59.6%	86.0%
ADR (1)	$218	N/A	$215	$285
REVPAR (1)	$170	N/A	$128	$245
(1)

Rooms that were out of service, including full and midweek closures, during the three and six months ended June 30, 2020 due to the COVID-19 pandemic were excluded from the available room count when calculating hotel occupancy and REVPAR.

CITYCENTER HOLDINGS, LLC

RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2021	2020	2021	2020
Net Income (loss)	$78,901	$(112,444)	$43,505	$(133,321)
Non-operating (income) expense:
Interest expense, net of amounts capitalized	19,264	18,534	38,356	39,891
Other, net	(4,223)	(1,487)	(10,753)	22,193
	15,041	17,047	27,603	62,084
Operating income (loss)	93,942	(95,397)	71,108	(71,237)
Property transactions, net	(30,213)	20	(30,057)	(2,478)
Depreciation and amortization	56,219	56,744	112,142	113,634
Restructuring	—	1,211	—	1,211
Adjusted EBITDA	$119,948	$(37,422)	$153,193	$41,130